Strategic Storage Trust VI, Inc. Acquires Six Storage Facilities in the Greater Toronto Area

LADERA RANCH, Calif. – June 22, 2023 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of six self-storage properties in the Greater Toronto Area, including Burlington, Hamilton, Vaughan, Toronto and Mississauga. The six properties feature approximately 5,500 units and approximately 524,000 net rentable square feet.

The Class A properties were recently constructed or renovated and are located in desirable high-growth areas with strong demographics, solid household incomes and populations, and excellent visibility.

With their prime locations and convenient accessibility, this acquisition aligns with SST VI’s commitment to offer a wide range of storage options to meet the unique requirements of residents and businesses while providing value to stockholders.

“This strategic acquisition is a testament to our commitment to growth and innovation and represents a significant step forward in our mission to revolutionize the self-storage landscape across North America,” said H. Michael Schwartz, CEO and President of SST VI. “Each of these Class A buildings is a tremendous asset and represents a unique opportunity to deliver value for our stockholders.”

The facilities will be branded under the SmartStop® Self Storage banner and will utilize cutting-edge technology, coupled with exceptional customer service, to ensure a seamless and hassle-free storage experience for all its valued customers.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of June 19, 2023, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,660 units and 1,005,000 rentable square feet (including parking); 11 properties with approximately 9,800 units and 1,050,000 rentable square feet (including parking) in Canada, joint venture interests in three development properties in two Canadian provinces (Ontario and Quebec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 500 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of June 19, 2023, SmartStop has an owned or managed portfolio of 192 operating properties in 22 states and Canada, comprising approximately 135,000 units and 15.2 million rentable square feet. SmartStop and its affiliates own or manage 33 operating self-storage properties in Canada, which total approximately 28,600 units and 3.0 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com